Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

Assurant Elects David B. Kelso to its Board of Directors

NEW YORK, March 12, 2007 -- Assurant, Inc. ("Assurant") (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today announced that it has elected David B. Kelso, 54, to its board of directors effective today. Mr. Kelso will also serve on the board's audit committee and finance & investment committee.

"We are very pleased to welcome David to the board of directors," said Dr. John Michael Palms, chairman of the board of directors of Assurant. "He brings with him an exceptionally strong background having served as chief financial officer for several public financial services companies. We look forward to his strategic insights and contributions as Assurant continues to advance its diversified specialty insurance strategy."

David B. Kelso is currently a financial advisor for Kelso Advisory Services, a company he started in 2003 following two years with Aetna, Inc. in Hartford, CT where he served as executive vice president, strategy and finance. From 1996 to 2001, Mr. Kelso was executive vice president, chief financial officer and managing director of Chubb Corporation in Warren, NJ. Prior to joining Chubb, he served as executive vice president, chief financial officer and personal segment leader for retail and small business banking for First Commerce Corporation in New Orleans, a company he joined in 1992. From 1982 to 1992, Mr. Kelso worked for Gemini Consulting Group in Washington, DC where he was partner, North American banking practice. Mr. Kelso began his professional career in 1974 as an associate with Chemical Bank in New York.

A resident of Summit, NJ, Mr. Kelso holds a BA from Princeton University and an MBA from the Darden School of Business, University of Virginia.

With the addition of Mr. Kelso, Assurant's board now consists of 12 members, including nine independent directors.

In addition to Mr. Kelso, the other members of Assurant's board as of March 12, 2007 are Dr. John Michael Palms, chairman of the board of directors of Assurant and a distinguished university professor and former president of the University of South Carolina; Michel Baise, chief financial officer, Fortis MilleniumBCP Insurance Group; Dr. Robert J. Blendon, professor of health policy at Harvard University's School of Public Health and professor of political analysis at Harvard University's Kennedy School of Government; Beth L. Bronner, retired senior vice president and chief marketing officer of Jim Beam Brands; Howard L. Carver, retired office managing partner of Ernst & Young; Juan N. Cento, president, Latin American and Caribbean Division, FedEx Express; Allen R. Freedman, owner and principal of A.R. Freedman & Co., a corporate strategy development firm and former chairman and chief executive officer of Fortis, Inc.; Charles J. Koch, vice chairman of the board, Citizens Financial Group, Inc.; H. Carroll Mackin, principal owner of Great Northern Manufacturing, LLC and former executive vice president and treasurer of Fortis, Inc.; Michele Coleman Mayes, senior vice president and general counsel, Pitney Bowes; and Robert B. Pollock, president and chief executive officer of Assurant.

Assurant is a premier provider of specialized insurance products and related services in North America and selected other markets. Its four key businesses -- Assurant Employee Benefits; Assurant Health; Assurant Solutions and Assurant Specialty Property -- have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets.

Assurant, which is traded on the New York Stock Exchange under the symbol AIZ, has over $20 billion in assets and $7 billion in annual revenue. www.assurant.com.

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